EXHIBIT 99

Network Systems International, Inc.
200 North Elm Street
Greensboro, NC  27401


                       FOR IMMEDIATE RELEASE
             NETWORK SYSTEMS SIGNS LETTER OF INTENT TO
                     PURCHASE VERCOM SOFTWARE


Greensboro, North Carolina: Wednesday, May 5, 1999: NETWORK SYSTEMS International, Inc. (NESI: NASDAQ) announced today that it has signed a letter of intent with the shareholders of Vercom Software, Inc. located in Dallas, Texas to acquire all of the capital stock of Vercom. Vercom is a vertical market company offering a specialized software solution for the complex and variable requirements of the printing industry. Revenues for Vercom for the fiscal year 1998 were approximately $5.5 million. The transaction is expected to close sometime in NETWORK SYSTEMS' third fiscal quarter.

The transaction is subject to due diligence and various approvals. Robbie M. Efird, Chairman and CEO, stated, "This action reflects NETWORK SYSTEMS' plans to increase shareholder value through strategic acquisitions, in addition to internal efforts."

NETWORK SYSTEMS International, Inc. was originally incorporated in 1985 and has since been engaged in the development of the net collection(tm), the premier suite of enterprise-wide software products for complex manufacturers, emphasizing sales order processing, ERP, manufacturing
execution and distribution management.   NETWORK SYSTEMS'
software enables a company to track a product from order entry to final shipment while providing both plant personnel and management complete visibility of all manufacturing activities. NETWORK SYSTEMS International, Inc. is headquartered in Greensboro, NC.

Safe Harbor Act Disclaimer: This release may contain forward looking statements that involve risk and uncertainties, including without limitations, the risk that the acquisition described in the letter of intent will not be consummated, and other risks. The Company's actual consolidated financial results during 1999, and beyond, could differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company.